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                                                                  Exhibit 10(r)

                                  [CONFORMED]

                        AMENDED AND RESTATED AGREEMENT


        AGREEMENT, dated as of November 3, 1995 by and between Handy & Harman, a New York corporation (the "Company") and Frank E. Grzelecki (the "Executive").

        WHEREAS, the Company and the Executive entered into a Letter Agreement dated as of May 23, 1989, as amended (the "Agreement"), an Executive Agreement dated as of July 1, 1989, as amended (the "Executive Agreement") and an Amended Agreement dated as of September 22, 1994 (the "Amended Agreement"); and

        WHEREAS, the Amended Agreement provides that when the Executive's employment with the Company ends, whether the basis for such action being instituted on the part of the Company or the Executive, the Executive shall become entitled to the payment of severance benefits for one year in an amount equal to the Executive's annual salary at the date of termination (the "Severance Payment"); to full employee benefits coverage for one year (the "Severance Benefits"); to continued medical benefits for himself and his spouse until eligibility for Medicare (the "Medical Benefit"); and to certain retirement benefits as indicated in an Agreement dated May 12, 1992; and


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        WHEREAS, the Company considers its relationship with the Executive a vital element in protecting and enhancing the best interests of the Company and wishes to benefit from the Executive's substantial knowledge and experience by extending its relationship with the Executive, and the Executive desires to continue such relationship with the Company.
        NOW, THEREFORE, in consideration of the foregoing, the Company and the Executive agree as follows:
        1. The Company and the Executive agree that this document, being entered into this day, shall replace both the Agreement and the Amended Agreement upon its execution and which shall provide for the payment of an amount equal to the Severance Payment, such payment to be made in installments over a five-year period. Notwithstanding any provision to the contrary herein, the Executive (or his beneficiary) may, upon written notice to the Company, call for the acceleration of the Severance Payment. Upon such written notice, the Company shall pay to the Executive (or his beneficiary) a lump sum amount equal to the remaining balance of the Severance Payment; and
        (i) In the case of the death of the Executive during the five-year period, the remainder of the Severance Payment shall be paid to his beneficiary; and




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        (ii) The Executive shall remain entitled to the Supplemental Retirement
Benefits as provided by amendment to the Agreement, dated as of May 12, 1992, subject to the terms and conditions provided in such amendment and in the Agreement, which provisions are incorporated by reference in this Agreement as attached hereto as Exhibit A (a Certified Copy of the Resolutions of the Board of Directors of Handy & Harman dated May 12, 1992) to this Agreement; and

        (iii) From and after the date of the Executive's termination of employment, the Company shall provide the Medical Benefit, without cost to the Executive and his spouse, over the lives of both the Executive and his spouse. Such Medical Benefit shall be provided on a basis no less favorable to the Executive and his spouse than the medical coverage provided to active senior executive officers of the Company as of the date of execution of this Agreement; any future improvements in medical benefits adopted by the Company for active senior executive officers will be deemed to be in effect for the Executive and his spouse pursuant to the Medical Benefit, without cost to the Executive or his


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spouse, on the date of effectiveness of such future improvements for active senior executive officers of the Company.
        (iv) The Company shall take all actions necessary and appropriate to cause all outstanding options to remain outstanding and continue to vest and become exercisable pursuant to the terms of the original grant, subject to the terms of the applicable stock option plan and the applicable stock option agreement. In addition, the Company shall extend the post exercise period for the Executive's options granted under the 1991 Long-Term Incentive Stock Option Plan to no less than one year from the effective (termination-retirement) date of the Executive or for the term of the Consulting Agreement, referenced in paragraph numbered 2 on page 5 of this Agreement, whichever period is longer, but not beyond the original term of such option.
        (v) The Executive shall be entitled to appropriate office space and related expenses, off of the premises




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     of the Company's headquarters in Rye, New York, along with appropriate secretarial services for the four-year period following severance of employment, which expenses shall not exceed $3,000 per month.

        2. The Company and the Executive may enter into a Consulting Agreement (the "Consulting Agreement"), copy of which is attached hereto as Exhibit B.

        3. The obligations of the Company under this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

        IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be duly executed all as of November 3, 1995.

                                        HANDY & HARMAN


                                        By /s/ Paul E. Dixon
                                          ----------------------------------
                                          Paul E. Dixon


                                        /s/ Frank E. Grzelecki
                                        ------------------------------------
                                        Frank E. Grzelecki



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                           Exhibits A and B (Omitted)




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